[EXHIBIT 10.1.29]

               EXCLUSIVE FINDER'S AGREEMENT

This Exclusive Finder's Agreement (this "Agreement") is made as of August 8, 2005, between, Film And Music Entertainment, Inc., a Nevada corporation (the "Company"), and The Shemano Group, Inc., a California corporation (the "Finder"). The Finder and the Company agree:

1. 	Engagement of Finder: The Company hereby engages the
Finder, and the Finder hereby accepts such engagement, to
act as the Company's exclusive finder with respect 	to
sales by the Company in a private placement transaction
(the "Offering") of up to $10 million aggregate principal amount of Equity, Equity-Related or Debt Securities (the "Securities") of the Company to the investors during the term of this Agreement as set forth in Section 6. This agreement will remain exclusive until October 8, 2005.

2. 	Offering Procedures: The Finder will introduce the Company
to investors who the Finder reasonably believes to be "accredited investors," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act"), with whom the Finder has a pre-existing substantive relationship (the "Offerees").

3.	Finder's Compensation: In consideration for the services
rendered by the Finder hereunder, the Company shall pay to the Finder, or cause the Finder to be paid, compensation as provided in this section within 3 days of the Company's receipt of funds from the Offerees.

(a)	Cash Compensation: The Company shall pay to the Finder
cash compensation equal to Ten percent (10%) of the gross
Offering funds received in the Offering.

(b)	Gross Revenue Receipts: The Company shall pay to the
Finder cash compensation equal to two percent (2%) of the gross revenue receipts for the Domestic Theatrical, Domestic DVD/Video, Cable/Pay Per-View, Television markets, gross revenue receipts for International markets that are currently not accounted for, and any other ancillary gross revenue receipts paid to the Company for the movie "The Aryan Couple" if a minimum of Two Million Dollars is raised by The Shemano Group or affiliates.

(c) Warrants: The Finder shall receive four percent (4%) warrant compensation. The warrant calculation translates to 40,000 warrants per $1 million raised. The warrant's strike shall equal twenty cents (.20) per share, and have a five-year term and cashless exercise. The warrant shares shall be subject to equitable adjustment for stock splits, stock dividends and similar events. The warrant shares shall have "piggyback" registration rights.

For purposes of determining the Finder's compensation under this Section 3, the gross offering funds received in the Offering(s) shall include any amounts paid to the Company by investors in respect to an exercise or conversion of

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any of the Securities or Warrants, including the value
allocated to any securities not issued pursuant to a "cashless exercise" or similar provision, whenever actually received by the Company.

4.      Certain Matters Relating to Finder's Duties:

(a)	The Finder's responsibilities shall be limited to introducing potential investors to the Company, and the Finder shall not have authority to offer or sell the Securities to any potential investor. Finder shall not use any general solicitation or general advertising within the meaning of the applicable securities laws in connection with any offering. The Finder shall have no responsibility to participate or assist in any negotiations between any potential investor and the Company. The Finder will have no responsibility to act, and the parties contemplate that the Finder will not act, as a broker or dealer with respect to the offer or sale of the Securities. Further, the finder shall have no responsibility for fulfilling any SEC reporting or filing requirements as relates to the Company provided however, Finder agrees to provide Company with reasonable assistance related to any registration, qualification or other requirements of applicable securities laws and other regulatory matters, upon request of the company.

(b)	The Finder agrees to introduce the Company to Offerees
only in states in which the Finder has been advised by the Company that offers and sales of Securities can be legally made by the Company.

(c)	The Finder shall perform its duties under this
Agreement in a manner consistent with the instructions of the Company. Such performance shall include, but not be limited to, the delivery to each Offeree a current copy of the Private Placement Memorandum, Subscription Agreement and any Offering, Questionnaire and/or similar documents provided to the Finder by the Company, as such documents may be amended from time to time by the Company and delivered to the Finder. The Finder shall consecutively number each copy of the Private Placement Memorandum (which will include the first letter of the Finder's name or other identifying mark sufficient to designate an Offeree introduced by the Finder); keep a log of when and to whom each copy of the Private Placement Memorandum is given, with the Private Placement Memorandum numbers; maintain a copy of any written information the Finder obtains regarding the suitability of each Offeree; and only use the Private Placement Memorandum in introducing Offerees to the Company. The Finder shall provide this log and all such written information to the Company at any time and promptly upon request of the Company at the termination of this Agreement. The Company shall, promptly following execution of this Agreement, provide the Finder with a written list of prospective Offerees which the Company does not want the Finder to contact.
The Finder agrees to not contact the persons on such list, and the Finder shall not be entitled to the compensation set forth in Section 3 with respect to any investment made by such person in the Company's
Securities.

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(d)	The Finder is and will hereafter act as an independent
contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between the Finder and the Company. The Finder will not hold itself out as having, and will not state to any person that the Finder has, any relationship with the Company other than as an independent contractor. The Finder shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

5. Right of First Refusal. In consideration for the Finder acting as the finder in connection with the proposed offering, the Company hereby grants the Finder a right of first refusal to serve as the Company's exclusive financial advisor and investment banker in connection with any financial transaction for a period of 1 year from the closing of the transaction. In the event the company advises the Finder that it desires to effect any financial transaction, the Company and the Finder will negotiate in good faith the terms of the Finder's engagement in a separate agreement which would set forth, among other matters, compensation for the Finder based upon customary fees for the services provided.

6.	Termination of Agreement. Either party may terminate this
Agreement by notifying the other party in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within 15 days after such notice. This Agreement will otherwise terminate upon completion or termination of the Offering The Company may terminate this Agreement following ninety (90) days after the date hereof upon written notice. Notwithstanding the foregoing, all provisions of this Agreement other than section 1, 2 and 4 shall survive the termination of this Agreement with respect to Offerees who the Finder introduces to the Company prior to any 'termination with respect to the Offering. The Finder shall be entitled to compensation under section based on investments made by such Offerees prior to the termination of this Agreement or at any time within one year thereafter.

7.	Indemnification. The Company and the Finder each shall
indemnify and defend the other and the other's affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each an "Indemnified Person") and shall hold each Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney's fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party's negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by an Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement. In case any litigation or proceeding shall be brought against any Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party's choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such


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Indemnified Person, except in the limited circumstances
described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the indemnifying party's election to assume the defense of such litigation or proceeding, (a) such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

8.	Confidentiality of Offeree Information. The Company
acknowledges that the identity of the Offerees, and all confidential information about Offerees received by the Company from an Offeree or the Finder, is confidential information of the Finder and may not be shared with any other person without the consent of the Finder.

9.	Notices. Any notice, consent, authorization or other
communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

        (a)     If to the Company, to:

                John Daly
                Chairman
                5670 Wilshire Blvd.
                Suite 1690
                Los Angeles, CA 90036
                Phone:  (323) 904-5200
                Fax:    (323) 904-5201

                E-Mail:  John@famefilm.com

        (b)     If to the Finder, to:
                Hany Sabet
                Vice President
                601 California Street
                Suite 1150
                San Francisco, CA 94108
                Phone:  (415) 274-3236
                Fax:    (415) 274-3238
                E-Mail: hsabet@shemano.com

10.	Company to Control Transactions. The prices, terms and
conditions under which the Company shall offer or sell any Securities shall be determined by the Company in


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the opening of the market on the business day following the
Company's receipt of executed agreements binding Offerees to purchase Securities in at least the amount of the minimum Offering (if there is any such its sole discretion. The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of Securities. Nothing in this Agreements shall obligate the Company to actually offer or sell any Securities or consummate any transaction. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of Securities. Compensation pursuant to this Agreement shall only be paid to the Finder in the event of an actual Closing of the Offering to an Offeree introduced by Finder.

11.	Confidentiality of Company Information.	The Finder,
and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and
(2) all confidential technology of the Company. In furtherance of the foregoing, the Finder agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Finder from utilizing, subject to the terms and conditions of this Agreement, the Private Placement memorandum and/or other documents prepared or approved by the Company for use in the Offering.

        All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and the Finder hall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing in this Agreement shall constitute a grant of authority to the Finder or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, the Finder and its representatives will return to the Company all copies of information regarding the Company in their possession.

	The provisions of this Section shall survive any termination of this Agreement.

12.	Press Releases, Etc. The Company shall control all
press releases or announcements to the public, the media or the industry regarding any offering, placement, transaction or business relationship involving the Company or its affiliates. Except for communication to Offerees in furtherance of this Agreement and the provision of the Private Placement Memorandum, the Finder will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof. Notwithstanding the foregoing, the Company agrees to issue a press release prior to


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opening of the market on the business day following the
Company's receipt of executed agreements binding Offerees to purchase Securities in at least the amount of the minimum Offering (if there is any such minimum) setting forth the material terms of the Offering.

13. 	Due Diligence.	Neither the Company, nor any of
its directors, officers or shareholders, should, in any way rely on the Finder to perform any due diligence with respect to the Company. It is expressly understood and agreed that to the extent due diligence is conducted; it will be conducted by the investors.

14. Expenses, Etc. The compensation described in Section 3 of this Agreement shall be the Finder's sole compensation for all of its services and efforts to the Company and its affiliates, in connection with any offering or placement of Securities. However, while the Finder shall pay all of its own costs and expenses exceeding ten thousand ($10,000) in carrying out its activities hereunder; the Company will reimburse the Finder for the first $10,000 of aforementioned expenses after they have been incurred by the Finder, and an itemized accounting has been provided to the Company. The Company further agrees to reimburse the Finder a flat fee of $25,000 for legal expenses. The Finder shall be exclusively responsible for any compensation, fees, commissions or payments of its employees, agents representatives, co-finders or other persons or entities utilized by it in connection with its activities on behalf of the Company, and the Finder will indemnify and hold harmless the Company and its affiliates from the claims of any such persons or entities.

15. 	Compliance with Laws. The Finder represents and
warrants that it is a duly registered broker/dealer and in good standing with the SEC, NASD and the State of California and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which it shall conduct in compliance with applicable federal and state laws relating to a private placement under Regulation D of the 1933 Act. The Finder represents that it is not a party to any other agreement which would conflict with or interfere with the terms and conditions of this Agreement.

16. Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

17. Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

18.	Governing Law.	This Agreement shall be deemed to have
been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts laws rules of such jurisdiction.

19.	Waiver.	Neither Finder's nor the Company's failure to
insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Finder or the Company of any of their respective rights or privileges under this Agreement.


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20.	Severability. If any provision herein is or should
become inconsistent with any present or future law, rule or regulation or any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.


21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute on Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

22.	Entire Agreement. This Agreement and all other
agreements and documents referred herein constitutes the entire agreement between the Company and the Finder. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

23. Arbitration. The parties agree that this Agreement and all controversies which may arise between the Finder and the Company, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by arbitration. The parties understand that:

a.	Arbitration is final and binding on the parties.

b.	The parties are waiving their right to seek
remedies in court, including the right to a jury trial.

c.	Pre-arbitration discovery is generally more
limited than and different from court
proceedings.

d.	The arbitrators' award is not required to
include factual findings or legal reasoning and any party's right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

e.	The panel of arbitrators will typically include
a minority of arbitrators who were or are affiliated with the securities industry.


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       The parties agree that any arbitration under this Agreement will be held at the facilities of and before an Arbitration Panel appointed by the National Association of Securities Dealers, Inc. ("NASD"), or if the NASD refuses to accept jurisdiction, then before JAMS/ENDISPUTE in San Francisco, California. The award of the arbitrators, or of the majority of them, will be final, and judgments upon the award may be entered in any court, state or federal, having jurisdiction. The parties hereby submit themselves and their personal representatives to the jurisdiction of any state or federal court for the purpose of such arbitration and entering such judgment.

       Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except to the extent stated herein.

THIS AGREEMENT IS GOVERNED BY A PRE-DISPUTE ARBITRATION CLAUSE
CONTAINED IN PARAGRAPH 23 OF THIS AGREEMENT



                                      The Shemano Group, Inc.
                                      (the "Finder")



                                      By: Mark Lamb (Sig.)  8/10/05
                                         ------------------------------
                                      Mark Lamb
                                      Title: Senior Managing Partner


                                      Film And Music Entertainment, Inc.
                                      (the"Company")

                                      By:   John Daly (Sig.)
                                         ------------------------------
                                      John Daly
                                      Title: Chairman and Chief
                                             Executive Officer





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